DT Midstream
Supplemental Savings Plan
Summary Plan Description

Supplemental Savings Plan
Summary Plan Description

Supplemental Savings Plan
Summary Plan Description

Plan purpose and summary
The DT Midstream, Inc. (“Company”) Supplemental Savings Plan (“Plan”) is designated for Director-level employees and above. The Plan provides you the opportunity to continue to contribute pre-tax dollars after you have reached the IRS Limits in the DT Midstream 401(K) Plan (the “401(k) Plan”). In addition, the Plan provides for the continuation of the Company match for the contributions you make under the Plan and other Company contributions that cannot be made to the 401(k) Plan because of IRS Limits.

Plan Summary
•To be eligible to participate in the Plan, you must be an employee at the Director level or above, be eligible to participate in the 401(k) Plan, and have your employee or employer contributions, or both, limited by the IRS code (“IRS Limits”).
•The Plan allows you to continue your pre-tax contributions after you’ve reached IRS Limits in the 401(k) Plan.
•You may contribute up to 100% of your eligible compensation.
•The Company will continue to match your contributions under the same provisions as the 401(k) Plan.
•You are immediately vested in your contributions and Company matching contributions.
•After you have reached the IRS Limits, the Company will credit nonelective contributions to your account in the amount of 4% of your eligible pay and $4,000 annually. These amounts will be calculated on a weekly basis and credited to your account on each pay date, whether you contribute to the Plan or not.
•You may direct your contributions and all Company matching and nonelective contributions under the Plan to any investment option available under the 401(k) Plan.
•Your contributions and Company matching and nonelective contributions are reflected in a hypothetical bookkeeping account (your “Plan Account”).
•To make employee contributions and be credited with Company matching contributions, you must elect to make contributions to the Plan no later than December 31st of the year that immediately precedes the year for which your election applies – you will not be automatically enrolled for those contributions. You do not need to elect to make contributions to the Plan to receive employer nonelective contributions into the Plan.
•Once you elect to make contributions, your election will continue from year to year at your elected contribution percentage unless you affirmatively elect stop your contributions or change your contribution election for the next plan year. You do not need to re-enroll each year.
•Once you have elected to make contributions to the Plan for a Plan year, you may not thereafter change your contribution percentage for the remainder of the Plan year in either the 401(k) Plan or the Plan.
•You cannot change or stop your election to make contributions during the Plan year. Any changes must be submitted prior to January 1 of the year for which the change is desired.
•You are entitled to a distribution of the value of your Plan Account upon separation of service from the Company.
•You can receive payment of the value of your Plan Account as a lump sum or in annual payments from 2 to 15 years.

July 1, 2021        1

Supplemental Savings Plan
Summary Plan Description

•You can make “hardship” withdrawals from the Plan that meet requirements of Section 409A of the Code.
•If you die before the entire value of your Plan Account has been distributed, the remaining value of your Plan Account will be paid in full to your beneficiary.

Benefits of the Plan
•The Plan provides you the opportunity to contribute pre-tax dollars and continue to be credited with the Company match and other Company contributions after you have reached the IRS limits in the 401(k) Plan.

Nothing in this Plan Summary is intended to be interpreted as a promise or guarantee of future or continued benefits or employment or as stating provisions or terms of employment. The Company and its employees recognize their mutual right to end their employment relationship at any time and acknowledge that such relationship is one of employment at will. Except with respect to employment at will, the Company reserves the right to change (including, but not limited to, the right to amend, suspend or terminate) its Human Resources policies, procedures, and benefits, including those for retirees, at its discretion, at any time without notice. The Chief Administrative Officer is the only officer authorized to communicate such changes.

Rights and benefits under the Plan described in this Plan Summary are governed by legal documents. These documents control any information presented in this Plan Summary.

July 1, 2021        2

Supplemental Savings Plan
Summary Plan Description

Eligibility and enrollment
Eligibility
To be eligible to make contributions to the Plan, you must be at a level of Director or above, meet the eligibility requirements under the 401(k) Plan, and have your contributions or Company contributions under the 401(k) Plan limited by the Internal Revenue Code.

Electing to Contribute to the Plan
As an eligible employee, you may make contributions to the Plan by filing an election with the DT Midstream Benefit Plan Administration Committee (the "Committee") in the form prescribed by the Committee. Your election must be made no later than December 31 of the year that immediately precedes the year for which it applies. However, if you hire into the Company or become eligible due to a promotion during a Plan year, you may elect to make contributions to the Plan within 30 days after the date you are formally notified of your eligibility to participate. In that case, your election to contribute to the Plan will be effective for eligible compensation earned after the Committee receives your election to contribute and after contributions to the 401(k) Plan are limited by IRS Limits.

Your election to make contributions to the Plan cannot be changed during the year. Your election to make contributions to the Plan will continue to apply for future calendar years unless you affirmatively elect to stop making contributions or to change your contribution election prior to the first day of the calendar year for which the revocation is desired.

Your beneficiary
When you are first eligible to participate in the Plan, you will be asked to name a primary beneficiary, who will receive payment from the Plan if you die before the value of your entire Plan Account has been distributed. You may change your beneficiary at any time.

If you die before the value of your entire Plan Account has been distributed, the remaining value of your Plan Account will be paid in full to your beneficiary. This includes all your contributions and the Company’s contributions, adjusted for any investment earnings, gains or losses.

If you have not named a beneficiary, or if your designated beneficiary dies before you or simultaneously, the value of your Plan Account will be distributed:

•To your spouse; or, if you are not married;
•To your estate.

July 1, 2021        3

Supplemental Savings Plan
Summary Plan Description

Your contributions
When you elect to contribute to the Plan, after you reach one of the IRS Limits, you can continue your pre-tax contributions to the Plan.

Pre-tax contributions
You can contribute to the Plan before federal, state and local income taxes. Pre-tax contributions lower your current taxable income. Current income taxes are reduced to the extent your taxable income is reduced. Social Security taxes are not reduced as result of contributions to the Plan.

You may contribute up to 100% (less applicable FICA taxes and other required or voluntary deductions) of your eligible compensation to the Plan. You must elect your contribution percentage to the Plan no later than December 31 of the year that immediately precedes the year for which it applies. Once you elect to make contributions to the Plan, you may not thereafter change your contribution percentage for the remainder of the Plan year. You cannot change or stop your contribution election during the Plan year. Any changes must be submitted prior to January 1 of the year for which the change is desired.
Please refer to the Contribution limits section of this summary for more information.

Company matching contributions
To encourage you to save through the Plan, the Company matches a portion of your Plan contributions. For each $1 you contribute, the Company will credit $1 to your Plan Account on the first 4% of your eligible compensation that you elect to contribute to the Plan. The Company will credit your Plan Account with $0.50 for each $1 you contribute on the next 4% of your eligible compensation that you elect to contribute to the Plan.

You will be credited with Company matching contributions to the Plan in the same manner as you would under the 401(k) Plan.

Additional company contributions
In addition to the Company matching contributions, after you have reached IRS Limits, the Company will credit additional contributions to your Plan Account equal to:
•4% of eligible compensation, which will be credited to your Plan Account on a pay period basis; and
•An annual amount equal to $4,000, which is calculated on a weekly basis and credited to your Plan Account on a pay period basis
The Company may also elect to credit additional Company contributions to your Plan Account in amounts and at the times determined in the Company’s discretion.

July 1, 2021        4

Supplemental Savings Plan
Summary Plan Description

Vesting
You are 100% vested in the value of your contributions and all amounts related to Company matching contributions to the Plan. You will vest in the additional Company contributions credited to your Plan Account at 20% per year after completing your second year of service. A different vesting schedule may apply to other discretionary Company contributions. Please check with HR if you have any questions about your service date for vesting purposes.

Contribution limits
You may contribute to the Plan the difference between (a) the amount you would have contributed on a pre-tax or Roth after-tax basis to the 401(k) Plan for any pay period had your contributions not been limited by certain provisions of the Code, and (b) the amount you contributed under the 401(k) Plan for that pay period.

The IRS Limits on the 401(k) Plan are:

1.A pre-tax and Roth after-tax contribution limit. Under this limit, you may contribute only up to the annual dollar limit established by the IRS for each year; this limit is $19,500 in 20211. This limit applies to all pre-tax and Roth after-tax contributions you make to all employers’ 401(k) plans in which you participate for the year, not just the 401(k) Plan. Before any contributions you elect to make to the Plan begin, you must make the maximum permissible amount of pre-tax and Roth after-tax contributions, including catch-up contributions if you are eligible, to the 401(k) Plan. Note: if you do not elect to make contributions to the Plan, once you reach the combined pre-tax and Roth after-tax contribution limit in the 401(k) Plan, your contributions to the 401(k) Plan will continue as after-tax contributions;

2.An annual compensation limit. Under this limit, no more than the IRS-specified amount of eligible compensation ($290,000 in 2021) can be used for any purpose under the 401(k) Plan. However, you can continue to make pre-tax and Roth after-tax contributions to the 401(k) Plan even after your eligible compensation reaches the annual compensation limit if you have not reached the pre-tax and Roth after-tax contribution limit;

3.An annual contribution limit. Under this limit, the total amount of employee contributions (both pre-tax and after tax) and employer contributions to the 401(k) Plan are limited to the lesser of 100% of your compensation or the amount annually specified by the IRS ($58,000 in 2021). If you are eligible to make catch-up contributions to the 401(k) Plan, your catch-up contributions are not counted for purposes of this annual contribution limit.

The annual compensation limit and annual contribution limit are increased for cost-of-living adjustments on an annual basis rounded to the nearest lowest multiple of $5,000 and $1,000, respectively. The annual limits are generally announced in late October of the preceding year. Also, if the 401(k) Plan year is shorter than 12 months, the annual compensation limit and annual contribution limit are pro-rated accordingly.

If you elect to make contributions to the Plan, once an IRS limit is reached, your contributions will be redirected from the 401(k) Plan to the Plan at the same percentage you were contributing to the 401(k) Plan. If you do not elect to make contributions to the Plan, it is possible that you could lose Company matching contributions due to these IRS limits.
1 Employees age 50 and older are permitted to make “catch up” contributions to the 401(k) Plan. In 2021, these employees will be able to contribute an additional pre-tax amount of $6,500 over the 2021 pre-tax and Roth after-tax contribution limit of $19,500.
July 1, 2021        5

Supplemental Savings Plan
Summary Plan Description

Your investment choices
You may direct your contributions and related Company contributions to any investment option available under the 401(k) Plan. You may reallocate your investments as often as you wish by logging on to Empower Retirement website at empowermyretirement.com. As under the 401(k) Plan, investment directions and exchanges may be made daily.

When your benefits are paid

Timing and Forms of Payment
Distributions from the Plan will be paid in cash. Distributions will be made in accordance with the distribution election you made when you first became eligible to elect to make contributions to the Plan. You may elect to take a lump sum distribution or annual payments over a period of 2 to 15 years.

Lump sums and the first annual installment payments will be made by March 1 of the Plan year following the year of termination. Subsequent annual installments will be made each March 1 of the installment period.

In the event of your death, a lump-sum distribution will be paid to your designated beneficiary (or to your spouse or estate if you have not designated a beneficiary) within 90 days of your death.

Regardless of your distribution election, if the value of your Plan Account as of any December 31 after your termination is less than or equal to the limit of the amount that can be contributed to a 401(k) Plan as pre-tax or Roth contributions, without regard to any catch-up contributions (2021 limit of $19,500), the value of your Plan Account will be distributed in a single lump sum.

If you are a “specified employee” (generally corporate officer) payments will begin after the later of (a) January 1st of the calendar year following separation of service from the Company or (b) six months from the date of termination.

July 1, 2021        6

Supplemental Savings Plan
Summary Plan Description

Changes to distribution election
You must make your initial distribution election when you first become eligible to elect to make contributions to the Plan. If you do not make an election when you are first eligible to elect to make contributions, the default form of distribution (a single lump sum) will apply.

Changes to your initial distribution election (or to the default form, if you did not make an initial distribution election) must satisfy the following:

•Change is made 12 months prior to separation from service date.
◦Changes made within 12 months of separation from service date will not be allowed.
•Change results in minimum deferral period of five (5) years from date payments would have otherwise started before the change in election.

Every change to your distribution election requires an additional deferral of five years from then current distribution election, even if you are changing back to a prior election.

As an example, assume you retire June 1, 2023 and your initial distribution election is lump sum at termination (January 1, 2024). If you want to change your initial distribution election, you must change it by June 1, 2022 and your first payment will not begin until January 1, 2029. If an initial distribution election is not on file when you are first eligible to elect to make contributions to the Plan, you will be treated as electing the default payment of lump-sum and any change will result in minimum deferral period of five (5) years.

Unlike the 401(k) Plan, which is a qualified plan subject to various IRS and ERISA rules, the Plan is a nonqualified plan. If a plan meets all the qualified plan rules, it is specifically exempt from what the IRS refers to as the “constructive receipt” rules. Under the constructive receipt rules, a person is deemed for tax purposes to have received income and is taxed thereon even if a distribution is not actually received. Because the Plan is a nonqualified plan, it must comply with different requirements to avoid the constructive receipt rules. We must administer the Plan in compliance with these requirements to ensure that a taxable event is not triggered before a distribution is actually made to you, which could result in tax penalties and interest being imposed on you. The requirement to make a distribution election when you are first eligible to elect to make contributions to the Plan is one of these requirements.

Withdrawals from your account

Financial Hardship Withdrawal
Because the Plan is designed to encourage you to save for retirement, you should not consider it as a short-term savings account. However, while you are working, the Plan allows you to make a financial hardship withdrawal from your Plan Account if you meet the financial hardship definition in Code Section 409A.

The amount of a hardship withdrawal is limited to the lesser of your deferrals under the Plan or the value of that portion of your Plan Account. A hardship distribution from your Plan account will be subject to tax as ordinary income for purposes of federal, state and local income taxes. FICA taxes will not be withheld.

July 1, 2021        7

Supplemental Savings Plan
Summary Plan Description

Unscheduled Withdrawal
Unscheduled withdrawals (other than hardship withdrawals) are not allowed under any circumstances.

Tax Consequences
FICA tax
Since you are always 100% vested in your contributions to the Plan, the entire amount of your contributions will be subject to FICA tax (Social Security @ 6.2%, Medicare @ 1.45% and Supplemental Medicare @ .9% if your total compensation is above $200,000) as they are posted to your Plan Account. You will also be subject to FICA tax on any employer contributions as post to your Plan account or when they vest, if later. Once you have total wages more than the Social Security wage base for a year, only Medicare taxes will apply to your contributions and employer contributions vesting during that year. Earnings on your contributions to the Plan and earnings on vested employer contributions are not subject to FICA.

Federal, state and local income taxes
Generally, you will not be taxed on your contributions, employer contributions, or any investment earnings for federal, state and local income tax purposes until those amounts are distributed to you. The total amount of a distribution will be taxed as ordinary income.

Reporting and withholding
When the distribution is paid, it will be reported on Form W-2 and any applicable federal, state and local income tax withheld. FICA taxes will not be withheld when the benefit is distributed as long as it was previously subjected to FICA.

Please note that the benefits paid under the Plan are subject to different income tax rules than benefits paid from a qualified plan, such as the 401(k) Plan. You should consult with your tax advisor to determine the impact a distribution of the value of your Plan Account will have on your personal tax situation.

Amendment or termination of the Plan
The Company may amend or terminate the Plan at any time and for any reason. No amendment or termination will affect your rights to the vested portion of amounts credited to your Plan Account as of the date of the amendment or termination, except as noted below under Other facts you should know – Benefit protection.

July 1, 2021        8

Supplemental Savings Plan
Summary Plan Description

Other facts you should know
Assignment of rights
Except in the case of death or legally established mental incompetence, benefits payable under the Plan may not be assigned, sold, transferred, pledged or encumbered and any attempts to do so will not be recognized.

Benefit protection
All benefits payable under the Plan will be paid from the Company’s general assets. The Company is not required to set aside or hold in trust any funds for the benefit of a Participant or Beneficiary, each of whom has the status of a general unsecured creditor with respect to the Company’s obligation to make Plan benefit payments. Any assets of the Company available to pay Plan benefits are subject to the claims of the Company’s general creditors and may be used by the Company in its sole discretion for any purpose. A Participant will be treated as an unsecured creditor of the Company for all benefits under the Plan.

In the case of the Company’s bankruptcy, you will be considered one of the Company’s general creditors for purposes of receiving benefits under the Plan.

Benefit status and information
You will be provided with periodic statements detailing contributions and earnings credited to your Plan Account. The statements also provide information concerning the value of amounts invested in each of the investment options to which you directed investment of any portion of your Plan Account. The statements are available by logging on to Empower Retirement website at empowermyretirement.com or by calling Empower Retirement at 1.800.338.4015. If you participate in more than one Company benefit plan that is record kept at Empower Retirement, the same PIN will provide access to all Company plans.

Cost of administration
The Company pays 100% of the cost of administering the Plan. Any investment management fees will be borne by Plan participants through appropriate adjustments to participants’ Plan Accounts.

Plan administration
The Plan is administered by the DT Midstream Benefit Plan Administration Committee (or any individual, entity, or committee to whom the Plan Administrator has delegated specified authority). The Plan Administrator handles most day-to-day Plan administrative issues. The Plan Administrator has the responsibility of making the rules under which the Plan is run, and seeing that the Plan is administered in accordance with all legal requirements. The Plan Administrator has the exclusive right to interpret, administer and construe the Plan in its full discretion, including the right to determine eligibility for benefits and to construe ambiguities and correct omissions. This includes the fullest discretionary authority contemplated by the U.S. Supreme Court in the court case Firestone v. Bruch.

All actions taken and determinations made by the Plan Administrator will be final and binding upon all persons claiming any interest in or under the Plan.

July 1, 2021        9

Supplemental Savings Plan
Summary Plan Description

Claims Procedures
Claims procedures overview
If disagreements about your Plan benefits arise, we hope they can be resolved quickly and informally. However, if that is not possible, formal procedures have been developed. The Plan Administrator has the authority to interpret the Plan and to make all decisions regarding eligibility and benefits, among other things.

If a claim is denied
Any dispute, claim, or controversy (a “Grievance”) between a Participant (or beneficiary) who is eligible to receive benefits under the Plan and the Company with respect to the payment of benefits to the Participant (or beneficiary) under this Plan, the computation of benefits under this Plan, or any of the terms and conditions of this Plan, will be resolved by arbitration.
Arbitration is the sole and exclusive remedy to redress any Grievance.
A Grievance must be filed with the Plan Administrator not more than 12 months after the date on which the Participant (or beneficiary) knew, or with due diligence would have known, of the existence of the Grievance. The Grievance must be filed in writing and sent to:

Supplemental Savings Plan Claims
DT Midstream Benefit Plan Administration Committee
500 Woodward Avenue, 29th Floor
Detroit, MI 48226
benefits@dtmidstream.com
The arbitration decision will be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.
The arbitration will be conducted by the American Arbitration Association in accordance with the Federal Arbitration Act and the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association. Reasonable expenses of the arbitrators and the American Arbitration Association will be paid by the Company.
The arbitration will be conducted at the offices of the American Arbitration Association in the Detroit, Michigan Metropolitan area.
The arbitrator(s) will not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms of the Plan. The arbitrator(s)’ sole authority will be to apply any terms and conditions of this Plan. Because arbitration is the exclusive remedy with respect to any Grievance, no Participant eligible to receive benefits this Plan has the right to resort to any federal court, state court, local court, or administrative agency concerning breaches of any terms and provisions of the Plan, and the decision of the arbitrator(s) will be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court, or administrative agency by the Participant or the Company with respect to any Grievance which is arbitrable.

July 1, 2021        10

Supplemental Savings Plan
Summary Plan Description

Time limit on filing a Grievance
Any Grievance must be filed within one year after the date of the Plan Administrator's written decision on the appeal of a denied claim.

Designation of an authorized representative
You may authorize someone else to file and pursue a Grievance on your behalf. This authorization must be in writing and signed by you. Any reference in the Grievance procedures to "you" is intended to include your authorized representative.

July 1, 2021        11

Supplemental Savings Plan
Summary Plan Description

Plan disclosure information

Plan Name:	DT Midstream Supplemental Savings Plan
Plan Administrator:	DT Midstream Benefit Plan Administration Committee 500 Woodward Avenue, 29th Floor Detroit, MI 48226
Plan Sponsor:	DT Midstream, Inc. 500 Woodward Avenue, 29th Floor Detroit, MI 48226
Plan Year:	January 1 to December 31
Plan Sponsor's Employer Identification Number (EIN):	38-2663964
Agent for Service of Legal Process:	DT Midstream Benefit Plan Administration Committee. 500 Woodward Avenue, 29th Floor Detroit, MI 48226 benefits@dtmidstream.com
Funding:	All benefits are paid from the Company’s general assets.
Plan Type:	Non-qualified defined contribution plan permitting Pre-tax Employee Contributions, Company Matching Contributions, and additional Company Nonelective Contributions.

Questions
If you have any questions regarding this Plan, please contact DT Midstream Director, Human Resources or (benefits@dtmidstream.com)

July 1, 2021        12